Exhibit 99.3

Trammell Crow Company

Balance Sheet

(in thousands)

	September 30, 2004	December 31, 2003
	(UNAUDITED)	(A)
Assets:
Current assets
Cash and cash equivalents	$95,751	$105,616
Restricted cash	6,337	7,647
Accounts receivable, net of allowance for doubtful accounts	91,480	97,479
Receivables from affiliates	2,817	1,593
Notes and other receivables	5,693	9,784
Deferred income taxes	3,620	3,754
Real estate under development (B)	38,058	44,580
Real estate and other assets held for sale (C)	47,686	73,920
Other current assets	18,643	21,048
Total current assets	310,085	365,421

Furniture and equipment, net	19,585	21,305
Deferred income taxes	19,537	19,898
Real estate under development (B)	56,515	6,345
Real estate held for investment (B)	112,522	44,536
Investments in unconsolidated subsidiaries (D)	71,799	65,025
Goodwill, net	74,349	74,346
Receivables from affiliates	18,263	14,485
Other assets	17,173	18,765
	$699,828	$630,126

Liabilities and Stockholders’ Equity:
Current liabilities
Accounts payable	$24,508	$16,183
Accrued expenses	108,936	114,315
Payables to affiliates	2	104
Income taxes payable	2,136	7,468
Current portion of long-term debt	221	1,081
Current portion of capital lease obligations	400	1,297
Current portion of notes payable on real estate	28,541	49,861
Liabilities related to real estate and other assets held for sale (E)	29,429	49,152
Other current liabilities	10,137	9,835
Total current liabilities	204,310	249,296
Long-term debt, less current portion	10	10,014
Capital lease obligations, less current portion	318	714
Notes payable on real estate, less current portion	102,542	7,118
Other liabilities	7,592	6,459
Total liabilities	314,772	273,601
Minority interest	37,810	28,896

Stockholders’ equity
Preferred stock	—	—
Common stock	378	377
Paid-in capital	196,024	192,336
Retained earnings	162,768	151,560
Accumulated other comprehensive income	1,329	1,106
Less: Treasury stock	(214)	(8,363)
Unearned stock compensation, net	(13,039)	(9,387)
Total stockholders’ equity	347,246	327,629
	$699,828	$630,126

(A) In accordance with FAS 144, certain assets and liabilities at December 31, 2003, have been reclassified to conform to the presentation at September 30, 2004.

(B) Total real estate owned was $252,314 and $166,955 at September 30, 2004 and December 31, 2003, respectively.

(C) Real estate and other assets held for sale consist of the following:

	September 30, 2004	December 31, 2003
Real estate (B)	$45,219	$71,494
Other assets	2,467	2,426
	$47,686	$73,920

(D) Investments in unconsolidated subsidiaries consist of the following:

	September 30, 2004	December 31, 2003
Real estate development	$39,778	$35,546
Other	32,021	29,479
	$71,799	$65,025

(E) Liabilities related to real estate and other assets held for sale consist of the following:

	September 30, 2004	December 31, 2003
Notes payable on real estate	$28,878	$46,287
Other liabilities	551	2,865
	$29,429	$49,152